EXHIBIT 99.1

Hewitt

For Immediate Release

July 22, 2003

Contact:	Jennifer Rice (847) 295-5000, investor.relations@hewitt.com

Kelly Zitlow (847) 442-7662, kelly.zitlow@hewitt.com

Hewitt Associates Reports Third Quarter Net Revenues of $494.9 million

LINCOLNSHIRE, Ill. —Hewitt Associates, Inc. (NYSE: HEW), a global human resources outsourcing and consulting firm, today reported results for its fiscal 2003 third quarter ended June 30, 2003.

Net revenues (revenues before reimbursements) increased 15% in the third quarter, to $494.9 million, compared to $430.1 million in the comparable prior-year quarter. Total Company revenues increased 5% after adjusting for the effects of acquisitions and favorable foreign currency translations.

“Revenue growth was at the high end of our expectations for the quarter, driven primarily by solid growth in Outsourcing,” said Dale L. Gifford, chairman and chief executive officer. Gifford noted that revenues in the Company’s Outsourcing business increased 10% in the third quarter—or 8% excluding revenue related to the Northern Trust and Cyborg transactions that closed in June. Revenues in the Consulting business increased 25%, largely the result of the acquisition of the actuarial and benefits consulting business of U.K.-based Bacon & Woodrow. Adjusting for the effects of acquisitions and favorable foreign currency translations, Consulting revenues were even with the year-ago quarter.

Reported Earnings

Reported net income for the third quarter ended June 30, 2003, was $26.4 million, or $0.27 per diluted share, which included a $5.6 million pre-tax charge for the fiscal 2002, Initial Public Offering (IPO)-related grant of restricted stock to employees. Reported net income for the prior-year period was $22.4 million, which included a $1.1 million pre-tax charge for the IPO-related grant of restricted stock awards and $44.5 million of non-recurring expenses on a tax-adjusted basis, which were also incurred in June 2002, and related to the Company’s conversion to a corporate structure. The $22.4 million of earnings in the prior-year period did not include, however, two months of estimated owner compensation expense of approximately $26.9 million for the time prior to the owners becoming employees of the Company upon its transition to corporate structure on May 31, 2002. Earnings per diluted share for the month of June 2002, when the Company operated as a corporation, included all non-recurring charges, and was a loss of $0.51 per share.

Fiscal 2002 Pro Forma Earnings

Pro forma net income for the third quarter of 2002 was $27 million, or $0.28 per diluted share. The prior-year pro forma results assume that the Company’s incorporation,

acquisition of Bacon & Woodrow, and IPO had occurred on October 1, 2001, and exclude all related non-recurring items.

Core Earnings

The Company presents Core Earnings, a non-GAAP financial measure, to provide current annual and quarterly information on a basis that: 1) includes owner compensation expense of $26.9 million in the period prior to our becoming a corporation and corporate income taxes of $20.1 million, for the quarter ended June 30, 2002); 2) excludes $44.5 million of non-recurring expenses on a tax-adjusted basis related to the Company’s conversion to a corporate structure; 3) includes the results of Bacon & Woodrow from the date of the acquisition, June 5, 2002, forward; 4) excludes charges of $5.6 million and $1.1 million for the quarters ended June 30, 2003 and 2002, respectively, related to the amortization of the one-time, IPO-related grant of restricted stock to our associates; and 5) includes the shares issued in the one-time, IPO-related grant as if they had been outstanding from the beginning of fiscal 2002. Core earnings for the third quarter ended June 30, 2003, increased 9% to $29.7 million, or $0.30 per diluted share, from $27.2 million, or $0.34 per diluted share, in the third quarter of fiscal 2002. Core earnings per share decreased due to the higher weighted average number of shares outstanding in the current year.

“Core earnings were within our expectations this quarter,” said Gifford. “The earnings growth was primarily the result of the acquisition of Bacon & Woodrow and our careful efforts to manage compensation expenses and staffing levels.”

Business Segment Results

Outsourcing

Outsourcing net revenues increased 10% in the third quarter to $304.1 million, from $277.1 million in the fiscal 2002 third quarter. The growth was driven primarily by the addition of new benefits outsourcing clients and by revenues from the Company’s new broader HR outsourcing service offering, in addition to revenues from the Northern Trust and Cyborg transactions. Excluding these two transactions, Outsourcing revenues increased 8%.

As of June 30, 2003, the Company was serving 16.6 million end-user benefits participants, including 1.7 million participants from the Northern Trust transaction, an increase of 22% over the prior-year quarter. Total benefits participants were comprised of 5.7 million Health and Welfare participants, 5.2 million Defined Benefit participants, and 5.7 million Defined Contribution participants.

Outsourcing segment income (excluding shared services costs not allocated to segments) for the third quarter was $59.6 million, compared to $61.4 million in the prior-year quarter. Including estimated additional owner compensation expense of $5.4 million in the prior-year quarter, Outsourcing segment income would have been $55.9 million in the fiscal 2002 quarter. As such, on a comparable basis, Outsourcing segment margin declined from 20.2% to 19.6% in the current-year quarter. The decline in margin was primarily the result of investments made in the Company’s broader HR outsourcing service offering.

Consulting

(Consulting net revenues increased 25% in the third fiscal quarter of 2003, to $190.8 million, from $153.0 million in the third quarter of 2002. Including the pro forma Bacon & Woodrow revenues in the third quarter of fiscal 2002, and excluding the impact of favorable foreign currency translations and acquiring the remaining interest in a Dutch affiliate, Consulting revenues were even with the year-ago quarter. Increases in retirement and health benefit plan consulting were offset by decreased demand for more discretionary consulting services due to the soft economy.

Consulting segment income (excluding shared services costs not allocated to segments), was $36.4 million in the third fiscal quarter of 2003, compared to $51.9 million in the comparable prior-year quarter. Including estimated additional owner compensation expense of $14.3 million in the prior-year quarter, segment income would have been $37.6 million for the fiscal 2002 quarter. As such, on a comparable basis, Consulting segment margin decreased from 24.6% to 19.1% in the current-year quarter. The decline in segment margin primarily resulted from lower margins in talent and organization consulting, resulting from continued soft demand for such services, and, to a lesser extent, severance expenses related to headcount reductions in this line of business.

Unallocated Shared Services Costs

Unallocated shared services costs were $41.9 million in the third fiscal quarter of 2003, compared to $36.4 million in the prior-year quarter. Including estimated additional owner compensation expense of $7.1 million in the prior-year quarter, unallocated shared services costs would have been $43.5 million for the prior-year quarter. As such, on a comparable basis, unallocated shared services costs as a percentage of net revenues decreased from 10.1% to 8.5% in the current-year quarter. The decrease in costs as a percentage of revenues was a result of increased economies of scale and lower corporate overhead costs.

Operating Margin

Reported total Company operating income for the quarter was $48.4 million, and included $5.6 million of expenses related to the one-time, IPO-related grant of restricted stock to employees. Total Company operating income in the prior-year comparable quarter was $49.6 million, and included $26.1 million of non-recurring expenses related to the Company’s conversion to a corporate form and $1.1 million of expenses related to the one-time, IPO-related grant of restricted stock to employees, but did not include $26.9 million of estimated owner compensation expense when the Company operated as a limited liability company. Adjusting for these factors, on a comparable basis total Company operating income was $54.1 million and $50.0 million in the current- and prior-year quarters, respectively, an increase of 8% year over year. As such, on a comparable basis, total Company operating margin decreased from 11.6% to 10.9% in the current-year quarter. This decrease was primarily a result of lower margins in talent and organization consulting as well as investments made in the broader HR outsourcing service offering. The Company is working to reduce its overall cost structure relative to revenue in an effort to improve margins in the future.

Year-to-Date Results

Net revenues for the nine-month period ended June 30, 2003 increased 17%, to $1,453.3 million, compared to $1,242.9 million in the prior-year nine-month period. Adjusting for the effects of acquisitions and favorable foreign currency translations, revenues increased 6% for the year-to-date period.

Reported net income was $64.7 million for the nine-month period, or $0.67 per diluted share, and included a $35.2 million pre-tax charge related to the fiscal 2002 one-time, IPO-related grant of restricted stock. Reported net income for the prior-year nine-month period was $175.9 million, which included $44.5 million of non-recurring expenses on a tax-adjusted basis, which were incurred in June 2002 and related to the Company’s conversion to a corporate structure. Because the Company operated as a limited liability company through May 31, 2002, diluted earnings per share for the prior-year nine-month period was calculated based on results of operations for June 2002, the one month during which the Company was a corporation. Diluted earnings per share for the month of June 2002, which included all non-recurring charges related to the Company’s conversion to a corporate structure, was a loss of $0.51. Fiscal 2002 pro forma net income for the nine months was $42 million, or $0.44 per diluted share. Core earnings were $85.4 million, or $0.86 per diluted share, compared to $68.8 million, or $0.89 per diluted share, in the prior-year nine-month period.

Business Outlook

For fiscal 2003, the Company continues to expect total net revenue growth of 13%-16%. Excluding the Northern Trust and Cyborg transactions, revenue growth is expected to be 12%-14%. The revenue growth forecast is comprised of approximately 8%-10% growth in the Company’s Outsourcing business, or 7%-8% growth excluding the transactions, and growth of more than 20% in the Company’s Consulting business, due primarily to the Bacon & Woodrow acquisition. The Company continues to expect core earnings growth in excess of 16%. Due to a higher average outstanding share count in fiscal 2003, core earnings growth on a per-share basis will be substantially lower than overall core earnings growth.

For fiscal 2004, the Company expects total Company net revenue growth of 8%-11%, including the effects of acquisitions. The revenue growth forecast is comprised of approximately 10%-to-12% growth in Outsourcing and 7%-to-9% growth in Consulting. The Company expects core earnings per share in fiscal 2004 in the low $1.30’s.

Conference Call

At 7:30 a.m. (CT) today, management will host a conference call with investors to discuss third-quarter results and the Company’s outlook for fiscal 2003 and fiscal 2004. The live presentation is accessible through the Investor Relations section of Hewitt’s Web site at www.hewitt.com. The Web cast will be archived on the site for approximately one month.

Hewitt Associates (www.hewitt.com) is a global outsourcing and consulting firm delivering a complete range of human capital management services to companies including: HR and Benefits Outsourcing, HR Strategy and Technology, Health Care,

Organizational Change, Retirement and Financial Management, and Talent and Reward Strategies. The firm provides services from 86 offices in 37 countries.

This release contains “forward-looking statements” based on management’s expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ from those expressed. The Company’s results may differ materially from those suggested by the forward-looking statements for a variety of reasons, including changes in the competitive environment; changes in economic conditions; changes in laws and regulations (including changes in government interpretations of regulations and changes in accounting standards); material changes in technology; customer and consumer demand, including customer and consumer response to services provided; changes in client relationships; our transition to a corporate structure or our ability to integrate acquired operations; and foreign economic conditions, including currency rate fluctuations, and legal and tax risks. These factors are more fully described in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission. Hewitt Associates disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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HEWITT ASSOCIATES, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS (1)

(Unaudited)

(In thousands except for share and per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2003(1)(2)	2002(1)(2)(3)	2003(1)(2)	2002(1)(2)(3)
Revenues:
Revenue before reimbursements (net revenues)	$494,886	$430,083	$1,453,262	$1,242,860
Reimbursements	12,862	8,508	40,395	21,979

Total revenues	507,748	438,591	1,493,657	1,264,839

Operating expenses:
Compensation and related expenses, excluding initial public offering restricted stock awards (1)	318,980	271,783	941,758	713,059
Initial public offering restricted stock awards	5,649	1,105	35,193	1,105
Reimbursable expenses	12,862	8,508	40,395	21,979
Other operating expenses	96,511	86,084	285,022	260,419
Selling, general and administrative expenses	25,318	21,469	69,069	56,262

Total operating expenses	459,320	388,949	1,371,437	1,052,824

Operating income (1)	48,428	49,642	122,220	212,015
Other expenses, net:
Interest expense	(4,856)	(2,787)	(15,053)	(9,849)
Interest income	670	333	1,770	1,459
Other income (expense), net	420	(173)	582	(3,116)

Total other expenses, net	(3,766)	(2,627)	(12,701)	(11,506)

Income before income taxes	44,662	47,015	109,519	200,509
Provision for income taxes (1)	18,219	24,640	44,811	24,640

Net income	$26,443	$22,375	$64,708	$175,869

Earnings per share (3):
Basic	$0.28	$(0.51)	$0.69	$(0.51)
Diluted	$0.27	$(0.51)	$0.67	$(0.51)
Weighted average shares (3):
Basic	95,169,772	72,306,187	94,454,190	72,306,187
Diluted	96,863,533	72,306,187	96,824,437	72,306,187

(1)	Prior to June 1, 2002, owners who worked in the business were compensated through distributions of income. In connection with the Company’s transition to a corporate structure on May 31, 2002, owners who worked in the business became employees and the Company began to record their salaries, benefits, and variable compensation in compensation and related expenses, and the Company became subject to corporate income taxes. As such, owner compensation and corporate income taxes are only included in the Company’s results from the date of the transition to a corporate structure on May 31, 2002.
(2)	The Company acquired the actuarial and benefits consulting business of Bacon & Woodrow on June 5, 2002. Bacon & Woodrow results are included in the Company’s results from the acquisition date of June 5, 2002.
(3)	Earnings per share for the fiscal 2002 period is calculated based on earnings during the one month period from May 31, 2002, the date on which the Company’s transition to a corporate structure was completed, through June 30, 2002. Similarly, common stock is weighted from May 31, 2002, and not from the beginning of fiscal 2002.

HEWITT ASSOCIATES, INC.

PRO FORMA EARNINGS AND PRO FORMA EARNINGS PER SHARE

(Unaudited)

(In millions except for share and per share amounts)

Pro Forma Earnings and Pro Forma Earnings Per Share

The following pro forma earnings and pro forma earnings per share (EPS) give effect to the Company’s transition to a corporate structure, the acquisition of Bacon & Woodrow, and the Company’s initial public offering as if they occurred as of October 1, 2001, and exclude related non-recurring adjustments to allow for comparability. For the three and nine months ended June 30, 2002, the Company’s pro forma earnings and pro forma EPS would have been:

Pro Forma Earnings and Pro Forma Earnings Per Share	Three Months Ended June 30, 2002	Nine Months Ended June 30, 2002
Net income as reported	$22	$176
Add Bacon & Woodrow historical results prior to the acquisition date	1	15
Less incorporation and acquisition-related adjustments (1)(2)	7	(115)
Adjustments for the offering (3)	(3)	(34)

Pro forma net income	$27	$42

Pro forma earnings per share:
Basic	$0.28	$0.45
Diluted	$0.28	$0.44
Pro forma shares outstanding:
Basic	95,128,034	92,610,127
Diluted	97,044,207	96,152,971

(1)	Acquisition and incorporation adjustments for the three months ended June 30, 2002 include the following one-time items that are excluded for pro forma purposes: an $8 million compensation expense for vacation liability arising from the Company’s former owners becoming employees of the Company; an $18 million compensation expense resulting from the requirement to recognize the extent to which certain owners’ stock allocation was greater than their proportional share of the capital accounts, without offset for the extent to which certain owners’ stock allocation is less than their proportional share of the capital accounts; a $22 million non-recurring income tax expense resulting from a $5 million tax benefit arising from a mandatory change in our tax accounting method and a $27 million net liability arising from the establishment of deferred tax assets and liabilities; a $6 million expense related to the former Bacon & Woodrow partners’ purchase of indemnity insurance prior to the acquisition; $1 million of acquisition-related professional service expenses incurred by Bacon & Woodrow; and a $1 million compensation expense reflecting our assumption of annuity liabilities in connection with the acquisition. Other adjustments include expenses that the Company would have incurred had it been a corporation for the entire period presented: $30 million of owner compensation expense for both the Company’s owners and Bacon & Woodrow partners; $21 million of additional income tax expense had the Company been a taxable entity for the entire period; and $1 million of amortization of intangible assets created as part of the acquisition of Bacon & Woodrow.
(2)	Acquisition and incorporation adjustments for the nine months ended June 30, 2003 include the following one-time items that are excluded for pro forma purposes: an $8 million compensation expense for vacation liability arising from the Company’s former owners becoming employees of the Company; an $18 million compensation expense resulting from the requirement to recognize the extent to which certain owners’ stock allocation was greater than their proportional share of the capital accounts, without offset for the extent to which certain owners’ stock allocation is less than their proportional share of the capital accounts; a $22 million non-recurring income tax expense resulting from a $5 million tax benefit arising from a mandatory change in our tax accounting method and a $27 million net liability arising from the establishment of deferred tax assets and liabilities; a $6 million expense related to the former Bacon & Woodrow partners’ purchase of indemnity insurance prior to the acquisition; $2 million of acquisition-related professional service expenses incurred by Bacon & Woodrow; $4 million of losses incurred on a foreign currency purchase option related to the acquisition; and a $1 million compensation expense reflecting our assumption of annuity liabilities in connection with the acquisition. Other adjustments include expenses that the Company would have incurred had it been a corporation for the entire period presented: $120 million of owner compensation expense for both the Company’s owners and Bacon & Woodrow partners; $53 million of additional income tax expense had the Company been a taxable entity for the entire period; $2 million of amortization of intangible assets created as part of the acquisition of Bacon & Woodrow; and $1 million of interest expense on borrowings to fund distributions of accumulated earnings to Bacon & Woodrow’s partners.
(3)	Offering adjustments include compensation expense of $5 million and $56 million for the three and nine month periods, respectively, reflecting the amortization of the one-time grant of initial public offering restricted stock awards, and the related income tax benefit of $2 million and $22 million for the three and nine months ended June 30, 2002.

HEWITT ASSOCIATES, INC.

CORE EARNINGS AND CORE EARNINGS PER SHARE

(Unaudited)

(In thousands except for share and per share amounts)

Core Earnings and Core Earnings Per Share—a non-GAAP financial measure

The Company reported net income of $26 million and $65 million, and diluted earnings per share of $0.27 and $0.67 per share for the three and nine months ended June 30, 2003, respectively, in accordance with accounting principles generally accepted in the United States of America. In assessing operating performance, the Company also reviews its results once all non-recurring or offering related adjustments made in connection with the Company’s transition to a corporate structure, and the initial public offering have been removed, and estimates of owner compensation expenses and corporate income taxes for the prior period, when the Company accounted for its results as a partnership, have been included. We call this measure of earnings “core earnings,” a non-GAAP financial measure. We believe this measure provides a better understanding of our underlying operating performance. For the three and nine months ended June 30, 2003 and 2002, our core earnings and core EPS would have been:

	Three Months Ended June 30,		Nine Months Ended June 30,
Core Earnings and Core Earnings Per Share	2003	2002	2003	2002
Income before income taxes as reported	$44,662	$47,015	$109,519	$200,509
Adjustment to reflect estimates of owner compensation expense for the period prior to the transition to a corporate structure (1)	—	26,882	—	108,135
Add back non-recurring charges (2)	—	26,143	—	26,143
Add back amortization of one-time initial public offering restricted stock awards	5,649	1,105	35,193	1,105

Core pretax income	50,311	47,381	144,712	119,622
Adjusted income tax expense (3)	20,628	20,137	59,332	50,839

Core net income	$29,683	$27,244	$85,380	$68,783

Core earnings per share:
Basic	$0.30	$0.34	$0.86	$0.89
Diluted	$0.30	$0.34	$0.86	$0.89
Core shares outstanding:
Basic (4)	98,702,100	79,790,260	98,726,709	77,669,705
Diluted (5)	99,273,491	79,808,610	99,504,778	77,675,822

(1)	Adjustment to reflect comparable compensation expenses for Hewitt owners through May 31, 2002 as if we had been a corporation during that time.
(2)	Adjustment to reflect non-recurring charges consisting of $18 million for the disproportionate share allocation charge and $8 million for the establishment of an owner vacation liability.
(3)	Assumes an effective tax rate of 41.0% for the three and nine months ended June 30, 2003 and an effective tax rate of 42.5% for the three and nine months ended June 30, 2002.
(4)	Shares are weighted for the time that they are outstanding as noted below. In fiscal 2003, the increase in share count decreased core earnings per share while core earnings increased over the prior-year quarter. Core shares outstanding assumes that the following shares of common stock are outstanding—

For the entire period:

•	70,819,520 shares of Class B common stock issued to Hewitt Holdings LLC for the benefit of our owners in connection with the transition to a corporate structure;
•	5,789,908 shares underlying the one-time, initial public offering restricted stock award less net forfeitures of 204,043.

Since the offering date, June 27, 2002:

•	11,150,000 shares of Class A common stock issued in connection with the initial public offering weighted as of June 27, 2002;
•	1,672,500 shares of Class A common stock issued in connection with the exercise of the over-allotment option for the initial public offering weighted as of July 9, 2002.

Since the acquisition date, June 5, 2002:

•	9,417,526 shares issued in connection with the June 5, 2002 acquisition of the actuarial and benefits consulting business of Bacon & Woodrow. Of the 9,417,526 shares, 941,753 shares are Class A common stock, 2,906,904 shares are Class B common stock, and 5,568,869 shares are Class C common stock.

From the grant date:

•	3,404 shares of Class A common stock issued and weighted as of July 31, 2002; 537 shares issued and weighted as of November 1, 2002; 568 shares issued and weighted as of November 18, 2002; 768 shares issued and weighted as of February 17, 2003; 8,400 shares issued and weighted as of February 27, 2003; 4,855 shares issued and weighted as of March 11, 2003; 860 shares issued and weighted as of May 16, 2003; 1,376 shares issued and weighted as of June 27, 2003, and 1,200 shares issued and weighted as of June 30, 2003.

(5)	In addition to the shares outstanding for core basic EPS, the dilutive effect of stock options calculated using the Treasury Stock Method as outlined in SFAS No. 128, Earnings Per Share, was 571,390 shares and 778,068 shares, respectively, for the three and nine month periods ended June 30, 2003.

HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

(Unaudited)

(In thousands except for share and per share amounts)

Business Segments	Three Months Ended June 30,		Nine Months Ended June 30,
	2003	2002	2003	2002
Outsourcing
Revenues before reimbursements (net revenues)	$304,095	$277,124	$908,187	$828,229
Segment income (1)	59,581	61,382	181,628	201,061
Consulting (2)
Revenues before reimbursements (net revenues)	$190,791	$152,959	$545,075	$414,631
Segment income (1)	36,440	51,921	102,618	134,611
Total Company
Revenues before reimbursements (net revenues)	$494,886	$430,083	$1,453,262	$1,242,860
Reimbursements	12,862	8,508	40,395	21,979

Total revenues	$507,748	$438,591	$1,493,657	$1,264,839

Segment income (1)	$96,021	$113,303	$284,246	$335,672
Charges not recorded at the Segment level:
One-time charges (3)	—	26,143	—	26,143
Initial public offering restricted stock awards (4)	5,649	1,105	35,193	1,105
Unallocated shared costs (1)	41,944	36,413	126,833	96,409

Operating income (1)	$48,428	$49,642	$122,220	$212,015

(1)	Prior to May 31, 2002, owners who worked in the business were compensated through distributions of income. In connection with the Company’s transition to a corporate structure on May 31, 2002, owners who worked in the business became employees and the Company began to record compensation in compensation and related expenses in arriving at segment income.
(2)	On June 5, 2002, the Company acquired the actuarial and benefits consulting business of Bacon & Woodrow. As such, the results of Bacon & Woodrow have been included in the Company’s Consulting segment results from the acquisition date.
(3)	In connection with the Company’s transition to a corporate structure, the Company incurred $8 million of non-recurring compensation expense related to the establishment of a vacation liability for its former owners and $18 million of non-recurring compensation expense resulting from certain owners receiving more than their proportional share of total capital.
(4)	In connection with the Company’s initial public offering, the Company made a one-time restricted stock grant to associates and, as such, incurred expenses of $6 million and $35 million in the three and nine months ended June 30, 2003, respectively, and $1 million in the three and nine months ended June 30, 2002.